Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harleysville Group Inc.:

We consent to the use of our reports dated March 8, 2006 with respect to the consolidated balance sheets of Harleysville Group Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 31, 2006